Exhibit 10.10

August 10, 2021

Christopher Gerard Murphy

[Redacted]

Re: Acknowledgement of Current Role

Dear Chris:

Reference is made herein to that certain Employment Agreement (the “Employment Agreement”), dated as of October 19, 2017, by and between you and ThoughtWorks, Ltd. (your “Prior Employer”).

This letter serves to acknowledge that following your entry into the Employment Agreement, your employment transitioned from your Prior Employer to its parent company, Thoughtworks, Inc. (the “Company”), and you currently serve as the Chief Executive Officer of the North American business. For the avoidance of doubt, notwithstanding such transition, the Employment Agreement will continue to govern the terms and conditions of your employment with the Company; provided, and you acknowledge and agree that (a) these changes in your employing entity and role have not, and do not, constitute a termination of your employment, or otherwise trigger any of your entitlements under the Employment Agreement due upon a termination of your employment, and (b) your entitlements to participate in the UK-based employee benefits provided to you by the Prior Employer expired upon the change in your employing entity from the Prior Employer to the Company, and in lieu thereof, you will be eligible to participate, or continue participating, in the US-based employee benefit plans maintained by the Company for its US-based employees, in accordance with the terms thereof as in effect from time to time.

If you have any questions at all, please do not hesitate to reach out to me.

THOUGHTWORKS, INC.

By:	/s/ Ramona Mateiu
Name: Ramona Mateiu
Title: General Counsel

ACKNOWLEDGED AND AGREED

/s/ Christopher Gerard Murphy
Christopher Gerard Murphy